EXHIBIT 23.1

The Board of Directors
Advanced Technical Products, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Technical Products, Inc. of our report dated March 20, 1998, except as to Note 8, which is as of March 31, 1998, relating to the consolidated balance sheet of Advanced Tecnical Products, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of income and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K of Advanced Technical Products, Inc.

Atlanta, Georgia
May 12, 1998